EXHIBIT 99.2

On August 1, 2012, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to the inTEST Corporation Second Quarter 2012 Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. At that time, if you have a question, you will need to press star, one on your pushbutton phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the call over to Laura Guerrant, inTEST's Investor Relations Consultant. Ms. Guerrant, please go ahead.

Laura Guerrant:

Thank you, Brittany, and good afternoon. Joining us today from the Company are Robert Matthiessen, President and Chief Executive Officer; Hugh Regan, Treasurer and Chief Financial Officer; Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products Segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products Segment. Mr. Matthiessen will briefly review highlights from the second quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the third quarter of 2012. We will then have time for any questions. If you have not yet received a copy of today's release, please e-mail me at laura@guerrantir.com, or you can get a copy of the release on inTEST's website at www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risk and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, implementation of restructuring initiatives, and other risk factors set forth from time to time in the Company's SEC filings, including, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Before I turn the call over to Bob, the company will be meeting with institutional investors in Milwaukee August 8, 2012 and Chicago August 9, 2012. If you would like to meet with management, please contact me directly at (808) 882-1467 or via email at laura@guerrantir.com.

And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks, Laura. Hello, gang. Welcome, everyone, to our 2012 second quarter conference call. While Hugh will review the financial results in detail, I would like to highlight some of our achievements. Let me start with our improved financial results for the quarter, which were driven by increasing demand for mobility products and increased overall test capacity on the part of our customers. Second quarter revenues of $13.6 million increased in all three of our operating segments, marking the second consecutive quarter of revenue growth. Gross margin improved from 43% in Q1 to 46% in Q2, and we returned to profitability with net income of $1.3 million, or $0.13 per diluted share, a substantial improvement over the Q1 net loss of $43,000, which was essentially breakeven and which was caused by one-time charges associated with our acquisition of Thermonics. In addition, our balance sheet remains strong, with cash and cash equivalents increasing by $1.6 million.

Total bookings for the second quarter were $11.8 million, compared with $12.9 million in the first quarter. 10% of second quarter bookings were derived from markets outside of semiconductor test, as compared with 13% in the first quarter. The decline in bookings reflects the uncertainty in the global economic environment, which has hampered near-term demand in the overall industry. In response, analysts have reduced their forecasts for 2012 industry capex and now expect it to be in the range of 10% to 15%. Against this economic backdrop, we are maintaining our fiscal discipline and cost controls; and our focus remains on leveraging our capabilities to serve our customers in our traditional semiconductor market and to further develop new markets addressed by inTEST Thermal Solutions. Through the strategic diversification of our Thermal Products Segment, we now address growth markets in both the semiconductor and non-semiconductor areas, including automotive, consumer electronics, defense/aerospace, telecommunications, and, most recently, the nuclear market. We will continue to leverage our Thermal division and the Sigma Systems acquisition and expect that on an overall basis non-semiconductor related products will play an even greater role in the Company's success as we further diversify our end market penetration.

Let me turn to the segments in which we operate; that's Thermal products; Mechanical products (which includes manipulators and docking hardware) and Electrical products (which are tester interfaces).

The Thermal Segment. For the Thermal Segment, second quarter bookings were $6.4 million, a 19% increase over first quarter Thermal bookings of $5.3 million. In addition, Q2 Thermal sales were $6.5 million, a nearly 7% increase over Q1 Thermal sales.

A highlight of this quarter is the market in India, where in 2011 total bookings for the year were $178,000, while in Q2 2012 alone, India booked a total of $264,000. This is more than double the Q2 2011 bookings, which were $116,000. This is a 130% increase in bookings in Q2 2012 over Q2 2011 for the India territory. The Indian Bookings came mainly from several orders from Cypress Semiconductor in India.

In addition, we had a strong quarter in Korea, with Q2 2012 booking more orders than we did in all of 2011. Our bookings in China continue to outpace 2011 and we have booked our first Sigma Chamber product in Singapore, which is to be used in a reliability test application.

Turning to the Mechanical Products Segment, sales for the second quarter of $3.1 million increased 23% sequentially, while Q2 bookings of $2.3 million declined from $3.8 million in Q1. Few orders have been received for multiple units, as many customers appear to be in a sustaining mode rather than expanding capacity. In addition, the order sign-off process has lengthened as management applies more scrutiny to equipment needs.

We have sold the first three of our new Cobal 500 manipulator. These went to NXP and are currently installed with two different tester families (Nextest SV and Teradyne MicroFLEX). We are implementing a very few minor changes, which are customer-specific, but we are pleased with their operation in the real world test floors.

As we mentioned on last quarter's call, we were awarded the Supplier Excellence Award by Texas Instruments during the quarter and a delegation from TI visited us in mid-May to make the formal presentation. The TI Supplier Excellence award is public recognition of our 30-year partnership and the ongoing efforts that we have made to provide the highest level of manufacturing expertise to support the industry's high demanding technologies.

And last but not least, let me turn to our Electrical Segment. While this segment has historically been our smallest, I am very pleased to note that for the June quarter, as well as on a year-to-date basis, Electrical has been our most profitable segment. We had a very strong Q2 in our Electrical Product Segment, with sales of $4.0 million substantially increasing 89% over Q1 Electrical sales-a very significant increase in their business. These sales were substantially driven by both an end-user customer and an OEM customer.

We are having significant business with a large domestic tester manufacturer as an OEM supplier of probe towers, and much of that business is related to suppliers of smart phones. Additionally, we have successfully supplied our first interface for use with the new LTX-Credence Diamond X tester.

We also had 275% increase (and that's from $262,000 to $985,000) in Q2 business over Q1 business with a large domestic end-user customer for probe towers used with Teradyne Flex testers for testing devices for portable electronics.

Second quarter Electrical Segment bookings of $3.1 million were down from $3.8 million in the first quarter, and although the outlook for Q3 appears fairly strong, a recently-supplied forecast from one of our larger customers shows a softening in Q4 with recovery in Q1 of 2013.

In summary, along with a number of our peers, we are seeing a mixed bag of business moving forward. Major customers are uncertain about the next few months with a wait-and-see attitude leading up to the U.S. election. Thus, as I mentioned before, we will continue to assert our financial discipline while leveraging our expertise to serve both our traditional semiconductor market as well as further developing new markets opened by inTEST Thermal Solutions. Although the current macro-economic situation is pressuring many businesses, the drivers of both our semi-related and non-semi-related businesses are intact and will persist in the long run. Those elements include technology advances in our semi-related business as well as ever-increasing need to test products not only in the factory environment but also in thermally challenging conditions that would apply to handheld electronics, automotive electronics, telecommunications equipment, as well as any component or system that will or could be subjected to a hostile environment. Our strong operations position us to benefit from these drivers as we move ahead, and we are well positioned to define the next steps in our expansion to businesses outside of the semiconductor industry. Our success is testament to our continued collaboration with our customers, who continue to strategically increase their overall test capacity as they seek to meet end market demand for a broad range of products.

I will now turn the call over to our CFO for the financial review. Hugh?

Hugh Regan, Jr.:

Thank you, Bob. Net revenues for the quarter ended June 30, 2012 of $13.6 million increased 27% over first quarter net revenues of $10.7 million and decreased when compared with second quarter 2011 net revenues of $13.8 million.

First quarter end user net revenues were $11.3 million, or 83% of net revenues, compared with first quarter end user net revenues of $9.1 million. OEM net revenues were $2.3 million or 17% of net revenues, compared with first quarter OEM net revenues of $1.6 million. Net revenues from markets outside of semiconductor test were $1.8 million, or 14% of net revenues, compared with $2.4 million, or 22% of net revenues in the first quarter.

The Company's overall gross margin for the second quarter was $6.2 million, or 46%, as compared with $4.6 million, or 43%, in the first quarter of 2011. The improvement in gross margin was driven by a better absorption of our fixed manufacturing costs in the second quarter, which while fixed in dollar amount at $1.8 million, declined from 17% of revenues in the first quarter to 13% of revenues in the second quarter. The improvement in the margin caused by the better absorption of fixed manufacturing costs was offset by an increase in component material costs, due to a less favorable product mix in the second quarter.

Our consolidated material cost in the second quarter of 2012 was 37.8% compared to 36.3% in the first quarter. The material cost in our Mechanical Products segment increased from 44.2% in the first quarter to 45.8% in the second quarter, due to a slight increase in the percent of manipulator products shipped in the quarter, which increased by 1% to 33% of Q2 Mechanical sales, as well as a slight reduction in the net margin for manipulator products, which declined by 1% to 26% in the second quarter. The material cost in our Thermal Products segment increased to 31.8% in the second quarter from 30.1% in the first quarter, due to the impact of the Thermonics acquisition. Offsetting these increases was a reduction in the material cost in our Electrical Products segment, which declined from 44.5% in the first quarter to 41.3% in the second quarter.

I will now discuss the breakdown of operating expenses.

Selling expenses for the second quarter were $1.6 million, or 12% of net revenues, compared with $1.4 million or 13% of net revenues for the first quarter, an increase of $149,000 or 11%. The increase was primarily due to increased sales commission expense on higher levels of revenues and increased advertising costs, which were partially offset by reductions in third party installation costs and warranty expense.

Second quarter engineering and product development expense was $980,000, or 7% of net revenues, compared with $924,000, or 9% of net revenues, an increase of $56,000 or 6%. The increase was due to higher levels of spending on product development materials in the second quarter in our Thermal and Electrical Products segments.

General and administrative expense for the second quarter was $1.7 million, or 12% of net revenues, compared with $2.0 million, or 19% of net revenues in the first quarter, a decrease of $326,000 or 16%. First quarter G&A expenses included non-recurring Thermonics acquisition related expenses of $433,000 and move related expenses for our Electrical Products operation of $39,000; there were no comparable expenses in the second quarter of 2012. Amortization of intangibles also declined in the second quarter. These decreases were partially offset by increases in profit related bonuses and corporate legal costs.

There were no restructuring or other charges in the second quarter compared to $359,000 in the first quarter. The restructuring charges in the first quarter were related to the relocation of the Thermonics operations from California to Massachusetts.

Other Income for the first quarter was zero compared to $13,000 for the-excuse me other income for the second quarter was zero compared to $13,000 for the first quarter, with the reduction caused by foreign exchange losses for the period.

Income tax expense was $660,000 for the second quarter compared with an income tax benefit of $28,000 in the first quarter. Our effective tax rate in the second quarter was 33%, which was higher than the 25% effective tax rate guidance that had been provided. We now expect our effective tax rate will range between 35% and 39% going forward, depending on the pro-ration of our domestic and foreign earnings. At June 30, 2012, we had total deferred tax assets of $2.2 million.

Second quarter net income was $1.3 million or $0.13 per diluted share, compared with the first quarter net loss of $43,000, or $0.00 per diluted share. Included in the first quarter results were approximately $914,000 in non-recurring expenses associated the acquisition and relocation of Thermonics and the relocation of our Electrical Products Segment. On a per share basis, these items represented $0.07 per diluted share when tax effected using our 17% domestic effective tax rate for the first quarter of 2012.

Consolidated headcount at the end of June (which includes temporary staff) was 147, an increase of six staff during the second quarter. The additions in staff were primarily in our Thermal Products Segment in response to the Thermonics acquisition. Thermonics second quarter revenues were $1.4 million, up from $669,000 in the first quarter. The net operating contribution from the Thermonics revenue was approximately 40%.

As we have noted before, we closely monitor our resource levels and will adjust as needed when we see any prolonged softness in demand levels.

I will now turn to the balance sheet.

Cash and cash equivalents at the end of the second quarter were $11.7 million. We currently expect cash and cash equivalents to increase sequentially for the balance of 2012.

Accounts receivable at the end of the second quarter was $9.3 million, an increase of $1.3 million during the quarter. The increase was driven by higher levels of net revenues in the second quarter compared to the first, as well as an increase in days sales outstanding, which were 66.4 days at June 30th.

Inventory declined by approximately $300,000 to $4.4 million at the end of June.

During the second quarter, we completed the purchase price allocation for our Thermonics acquisition and the final goodwill number decreased from $179,000 at the end of March to $50,000 at the end of June. The change in goodwill was driven by an adjustment to the inventory values determined at closing.

Capital expenditures during the second quarter were $129,000 compared to zero in the first quarter. The capital expenditures were related to the new facility for our Electrical Products Segment located in Freemont, California.

Bob provided the consolidated and segment booking data earlier in the call; for the quarter ended June, 30th, Thermonics bookings were $1.4 million, compared to $553,000 in the first quarter. The backlog at the end of the second quarter was $5.2 million, down from $7.0 million at the end of the first quarter. Thermonics backlog was $744,000 at June 30, 2012.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenues for the quarter ended September 30, 2012 will be in the range of $9.5 to $10.5 million with net earnings ranging from breakeven to $0.04 per diluted share. We currently expect that our Q2-or excuse me, our Q3 2012 material costs as a percentage of revenues will range from 36% to 38% due to a less favorable product mix.

Please note that our outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. We will now begin the question-and-answer session. As a reminder, if you would like to ask a question, please press the star, followed by the one on your touch tone phone. If you would like to withdraw your question, please press the star, followed by the two. If you're using speaker equipment, you will need to pick up the handset before making your selection. Once again, that's star, one to ask a question. One moment please.

And once again, ladies and gentlemen, if you do have any questions, please press the star, followed by the one on your touch tone phone. If you are using speaker equipment, you will need to pick up the handset before making your selection.

Our first question comes from the line of Bob Delean with Red Rock Partners. Please go ahead.

Bob Delean:

Hey, guys. Thanks for taking my call. Bob, I was curious if you can give us a little bit of color with respect to the Q3 guidance. Are you being specifically conservative based on what you're hearing forecast or is that more of what you're hearing directly from your customers and what you're seeing in the backlog?

Robert Matthiessen:

It is a combination of all of them, Bob. We have forecasted very conserve-you know, everything really relates to the coming election. I think anybody you talk to right now is in this wait-and-see attitude and consequently we've been very conservative with our forecast. And in fact our customers who forecast for us have also gotten very conservative. So I think it's a general feeling throughout not only the semiconductor industry but all of industry and that's how we got to where we are.

Bob Delean:

Okay, that helps a lot. Hugh, could you give the capex number again for Q2?

Hugh Regan, Jr.:

Sure. The capex number was $129,000 for the quarter and that was all related to improvement for our electrical products facility, the new facility in Freemont that we opened in March.

Bob Delean:

And is there a capex expectation for the year?

Hugh Regan, Jr.:

We typically are not a significant capex company. There are no specific plans. We can tell you our capex tends to run no more than $300,000 to $500,000 in the full year, and that's the year where there actually tends to be a little bit more activity. We moved into the new facilities in New Jersey and Massachusetts last year so I don't anticipate any significant expenses in either of the Mechanical or the Thermal Division, and I believe everything that was needed in the Electrical Division has been invested at this point. So it would be insignificant, at best, for the balance of the year

Bob Delean:

And with respect to engineering and product development expenses, will that continue to ramp up as you go into the back half?

Hugh Regan, Jr.:

Well, the expenses during the second quarter were primarily in our Thermal and Electrical Products segment. I believe the projects in both of those segments are ongoing and that spending will continue. Whether we'll have the same level of spending in the third quarter relative to the second, I can't determine at this point. But the Company is continuing to work on the development of new products and we'll spend as needed and we'll retain third party consultants as needed to complete its development efforts.

Bob Delean:

So it's a model at about a million dollars a quarter for Q3 and Q4 is probably a decent estimate at this point?

Hugh Regan, Jr.:

Right. And that's, Bob, primarily represents the salaries of our engineering and product development staff as well as some cost associated with development and materials and third party consultants. It ranges anywhere from 7% to 10% depending on where we are in the cycle and what we're spending. I've not had any indication from either of the segment general managers that their spending will be out of what I call the ordinary range in the next quarter or two. So I would continue to expect it to run at about a million dollars a quarter in total.

Bob Delean:

Okay. And then Bob, a final thing, is Thermonics about where you expected it to be at this point in time with respect to revenue and market penetration and that kind of thing?

Robert Matthiessen:

Well the short answer is yes, but let me bring Jim Pelrin in who is the GM of that group - and Jim, why don't you tell us what you think.

Jim Pelrin:

Certainly. Yes, I think it's coming along quite well. We actually hit some of our revenue targets a little bit sooner than we thought we would. We weren't sure what kind of hiccup the customers would have with the acquisition but they seem to have adjusted fine. And the business has been active pretty much throughout North America as well as the Far East. So we're pleased with that.

Bob Delean:

Okay. Guys, thanks so much for taking my questions.

Hugh Regan, Jr.:

Thank you, Bob.

Robert Matthiessen:

Thank you, Bob.

Operator:

Thank you. Our next question comes from the line of Benjamin Sexson with First Wilshire Securities Management. Please go ahead.

Benjamin Sexson:

Good afternoon.

Robert Matthiessen:

Good afternoon, Ben.

Benjamin Sexson:

Okay. Thanks for taking the time. I kind of wanted to dig in a little bit more into the Thermal Segment, if I could. What was Q2 '11 versus Q2 '12, can you just repeat that revenue number?

Hugh Regan, Jr.:

Sure. Revenues for the second quarter of 2012 were $6.5 million. And for the second quarter of 2011 were $6.7 million. So they're down by about $200,000. But they're up quarter-over-quarter by about $400,000 just to make that clear.

Benjamin Sexson:

Okay. And was the Thermonics, was that accretive in the quarter?

Hugh Regan, Jr.:

Yes, it was. As I mentioned in my remarks, the incremental contribution on the approximately $1.4 million in Thermonics revenue during the quarter was approximately 40%.

Benjamin Sexson:

Okay. Did the Thermal segment have any weakness that was unexpected maybe later in the quarter or are you-were you happy where that came in or?

Jim Pelrin:

Well I think I can answer that. One of the things that is a little bit misleading is that predominantly all of the Thermonics business is in the semiconductor world. So its diluted our non-semiconductor numbers, particularly if you're comparing them year-over-year as a percentage of revenue. Overall, the Thermal segment was a little bit softer than we would have liked it, but I wouldn't say that it was soft since we've been moving along fairly consistently.

Benjamin Sexson:

Okay. And the bookings mix, can you restate what the mix was between semi and non-semi?

Hugh Regan, Jr.:

Sure. The semi bookings in the quarter-well, total bookings in the quarter were $11.8 million. Our non-semi bookings were $1.2 million or 10% of that total. That's down from a 13% in the prior quarter. And as Jim mentioned, we believe the reason for the decline in the percentages this year vis-à-vis last year is the acquisition of Thermonics primarily but also some recent softness in two of the industries that we serve outside of semi tests as far as (cross talking)

Benjamin Sexson:

Okay. And just touching quickly on the Electrical segment, I guess that maybe was a bit above your expectations going into the quarter, would that...

Hugh Regan, Jr.:

Well it's above-that was above our expectations going into the quarter, yes.

Benjamin Sexson:

Was there anything unusual there or is that-do you think that's a trend that might continue into the third quarter or?

Robert Matthiessen:

That business is a little different than the others in that it's a long term sale and the product is very engineering intensive, and so you work with the customer for several months before you ship the first product. Once you ship that product and if they're ramping, you get that business no matter what, because it's very difficult for another supplier to break in since he wasn't part of that development cycle. And so we tend to see a little disconnect between the general economy of the semiconductor world and the way those sales go. We could have a really big quarter in interface when the business is flat on its back only because of the timing of the project. So, I'm not sure what your question was, but that's how that business works.

Benjamin Sexson:

Terrific. So do you think you could spill into the next quarter, the strength in that market or in that segment or is it...

Robert Matthiessen:

I'll let Dan Graham answer that; he's the GM.

Daniel Graham:

Sure. Ben, the indications are that that will in fact happen. We're currently seeing reasonably strong bookings at this point still for Electrical, and it's across several fronts. Bob had mentioned earlier about the handheld mobility-type products like cabinet computers, smartphones, laptops; that's a very strong business right now. There's been some pick-up in the automotive electronics segment as well which we do have some customers in that space. As you know, the electronic content of automobiles is increasing all the time and automotive sales have picked up quite a bit in the last year. So generally we're quite happy with what we see going on there.

Benjamin Sexson:

Okay, terrific. Thank you. I really appreciate all the detail. Thanks for your time.

Hugh Regan, Jr.:

Very welcome, Ben.

Operator:

Thank you. Our next question comes from the line of Chris Lahiji with LD Micro. Please go ahead.

Chris Lahiji:

Hi, guys. Can you elaborate on the nuclear segment, and what type of opportunity it is and what you're doing exactly in that space?

Robert Matthiessen:

Let me preface that by saying there's a lot of confidentiality involved with that project. With that, I'll give it to Jim Pelrin to explain to you.

Jim Pelrin:

We are in the midst of a multiyear development project for the nuclear industry and it's both for nuclear facilities in the United States as well as Europe. We expect in the three- to five-year period that there would be three to $5 million, perhaps a little more, in revenue generated out of this. The development project is scheduled to be completed mid 2013. And that's about as much information as I am able to give you.

Hugh Regan, Jr.:

Any other questions, Chris?

Operator:

Thank you. And our next question comes from the line of Ken Nagy with Zacks Investment Research. Please go ahead

Ken Nagy:

Hi, thanks for taking my questions. Just curious, are you still seeing strength of Thermal in Europe, where before market gains were offsetting weakness, is that still happening or are you seeing a slowdown there as well?

Jim Pelrin:

(interference) This is Jim Pelrin. Europe is always soft, and the softer of the three major territories. Actually Thermonics had some strengths in Europe, so with the acquisition of Thermonics our European business has been given a shot in the arm. But we are beginning to develop a lot of Sigma business now in Europe, which is a long term process, but that's beginning to come to fruition.

Ken Nagy:

Okay. That's great.

Jim Pelrin:

We don't see the market weakening any further than it is right now.

Ken Nagy:

Right, okay. Thank you.

Jim Pelrin:

Okay, great.

Operator:

Thank you. Our next question comes from the line of George Marema. Please go ahead.

George Marema:

Hi. Thanks for taking my call. I wanted to probe a couple of areas. The first area I want to drill down a little more on the guidance you gave for Q3. Looking sort of historically, looking at-the bookings seemed pretty good to me, it's about just shy of $12 million, and the guidance seems to be a little bit out of sync with that...

Hugh Regan:

(Cross talking)

George Marema:

Yes.

Hugh Regan:

Let me respond to that. This is Hugh, the CFO. As we've said before publicly, our bookings in one period tend to be a proxy or indicator of our revenues in the future periods, and when you're in a rising environment you tend to outperform your bookings in the subsequent quarter, and when you're in a falling demand environment you tend to underperform your bookings or achieve your bookings in the subsequent quarter. So clearly with the slowdown that we've seen in business more recently, which has been reflected in the down-trend in bookings from Q1 to Q2 going from 12.9 to 11.8, our guidance of $9.5 to $10.5 million in revenues for the third quarter reflects the fact that the market has slowed down rather precipitously especially in the semiconductor space, and our concerns about our customers ultimately fulfilling everything. That said, as Dan pointed out earlier, we continue to see strength in the bookings in our Electrical segment as well as our Thermal segment but we're-we still believe our guidance today is reasonably accurate based upon discussions with customers, our sales representatives and others that we talk to.

George Marema:

Is the softness stuff that has been sort of planned out originally but sort of pushed back that could come back if (inaudible) change or is that how you characterize it?

Robert Matthiessen:

Yes, (audio interference). I said before that it's now taking, especially in our Mechanical Products, it's taking longer for a purchase order to get approved. And what that means is the POs are moving further up the chain because they're watching their dollars a little more closely. And so the forecast gives us products that we will sell but in some cases it's the time is dragging out to get those orders.

George Marema:

Yes, so then if (inaudible) all of a sudden in the fourth quarter becomes (inaudible), then somebondy could be pulled back in again fourth quarter.

Robert Matthiessen:

Absolutely.

George Marema:

Theoretically anyway. Okay. And then one other thing I want to kind of push on is, on the marketing front, any new initiatives or any rumblings of new opportunities, like new OEMs or sort of brand new areas of market penetration in your lines?

Robert Matthiessen:

It depends on which group you're talking about, but in the Mechanical Products segment there's no new customers on the horizon. If you're familiar with the industry, there's fewer and fewer customers but they are larger and larger. And so, that's a business that's contracting in terms of number of customers but the size of the customers is increasing. The Electrical Products business, I think I gave you a pretty good overview of that. It's a long term sale. And again, there's no surprises there because we know all the tester manufacturers so we know what testers we're going to go to. Now, the Thermal business is completely different. There's the semiconductor side of the Thermal business, which is well defined since we've been in it for 30 years and it's very similar to those other two businesses, but once you get outside of semiconductor now you're looking at great opportunities for growth because it's a general product, if you will, where I can serve any hardware that needs thermal testing. So we see growth there; the growth in those areas will be the most exciting, we believe, in the future. Although we do intend to keep growth going in semiconductor and it just won't be as explosive, we don't think. The thing is that the semiconductor industry has matured. When we first started this business we saw our CAGRs of 20, 30%, and now that business is approaching that of the general economy, and you're fortunate if the semiconductor business grows by 9% a year. And so that's what we're going to be left with in semiconductor for the foreseeable future. So it's indeed prudent for us to go outside of semiconductor and not only address industries that have a higher growth rate but go into new industries which would mean market share increases for us.

George Marema:

And one last thing; in terms of-I know there's no such thing as normal, but assuming things were sort of even-keel, if you took a snapshot today, where would you guess revenues to be on a quarterly basis if things were sort of normalized, around $15 million a quarter-ish size or how would you model that?

Hugh Regan, Jr.:

Well the last two years, prior to the acquisition of Thermonics, we did just under $50 million in both years. So based upon that, that would-those are roughly $12 to $13 million quarters.

George Marema:

Right.

Hugh Regan, Jr.:

The acquisition of Thermonics, Thermonics had revenue in 2011 of just over $5.4 million and we expected to contribute in the neighborhood of $5 million in revenue in 2012, or at least we did when we first acquired them. So, one would argue that our business if it had sort of stayed level plus Thermonics would have gotten us into the, you know, we were $49-$48 million last year, got us into the $52, $53 million range, But clearly the semi demand is often in the semi areas. So it's a great question and I would tell you that somewhere between $13 and $15 a quarter. But the one thing is I've been in this business now for 16 years and it never is a level playing field, unfortunately. It's like riding a rollercoaster. So I think our goal is clearly to grow the business. We've said publicly in the past our goal is to get to $100 million in three years and that's through organic growth in our existing businesses, plus looking to acquisitions and a significant acquisition to help us move that needle forward. We're still committed to that road and that goal; however in the current environment we're being very conservative with our look at other companies simply because of the risks associated with M&A and the current environment being somewhat uncertain, quite frankly.

George Marema:

Is your gross margin model somewhere in the mid, the upper 40s, kind of looking out?

Hugh Regan, Jr.:

As we show in our investor presentations, we expect our gross margin to be in the mid to upper 40s going forward. There are some periods where it could actually exceed 50% if revenues trend towards the higher end of that range. We were talking about going to $14 to $15 million range. Or, alternatively, where we had a quarter last year where, the third quarter, where our margin was over 50% and revenues were actually down in that quarter but you had a, what I call a perfect storm of the high margin product coming through, and our material cost, which can range anywhere from 30% of our revenue to 40% of our revenue, had dropped to as low as 30.6%. For the most recent quarter as we said, our material cost on a consolidated basis was 37.8%, so it's toward the high end of that range, and unfortunately we expect it to hold there for the next quarter at least based upon product mix. Where it'll be in the fourth quarter at this point I don't have guidance on that.

George Marema:

Okay, thanks for a solid Q2 and your time.

Hugh Regan, Jr.:

Sure

Operator:

Thank you. Our next question comes from the line of Benjamin Sexson with First Wilshire Securities Management. Please go ahead.

Benjamin Sexson:

Hi. I just had a quick follow-up question. I was wondering if you guys could give me the, like a pro forma for the Thermal segment if you were to have consolidated the acquisition in that quarter? What would the sales have been in Q1?

Hugh Regan, Jr.:

Well we did acquire them on January 16th. So they basically were part of us for the entire quarter. Our sales in the Thermal group in the first quarter were $6.1 million, which included $669,000 for Thermonics, and that did increase to $1.4 million in the second quarter. Thermonics probably would have done, if the acquisition hadn't been involved and we didn't have to shut them down and move them, which we did in the first quarter, probably would have done somewhere in the neighborhood of a million to maybe $1.3, $1.4 million. Looking at a $5 million annual run rate you would expect somewhere between $1.2 and $1.4 million per quarter.

Benjamin Sexson:

Okay. Thanks, that's very helpful.

Hugh Regan, Jr.:

One other thing just to point out though is don't forget our first quarter did include all the transaction costs associated with that transaction. So that's one of the reasons it was a breakeven quarter.

Benjamin Sexson:

Okay. Thank you.

Hugh Regan, Jr.:

You're welcome.

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[Non-material closing remarks omitted]